Exhibit 12.1


                                       Lexington Corporate Properties Trust
                                        Ratio of Earnings to Fixed Charges

                                                                      For the year ended December 31,
                                                                                  ($000's)


                                            Nine months      2003           2002           2001           2000           1999
                                               ended         ----           ----           ----           ----           ----
                                             September
                                             30, 2004
                                             --------
Earnings
Income from continuing operations          $    31,952    $    28,147    $    25,844    $    15,995    $    19,945    $    19,348
Interest expense                                33,379         41,840         33,308         32,312         28,579         28,033
Amortization expense - debt cost                   875          1,493          1,163          1,356          1,037            941
Equity in earnings from joint ventures          (5,382)        (5,735)        (4,561)        (3,502)        (1,428)           (61)
Cash received from joint ventures                3,016          7,823          5,660          4,110            810             --
                                             ---------      ---------      ---------      ---------      ---------      ---------
Total                                      $    63,840    $    73,568    $    61,414    $    50,271    $    48,943    $    48,261
                                             =========      =========      =========      =========      =========      =========

Fixed Charges
Interest expense                           $    33,379    $    41,840    $    33,308    $    32,312    $    28,579    $    28,033
Capitalized interest expense                        30            142             24            168            241             --
Amortization expense - debt cost                   875          1,493          1,163          1,356          1,037            941
                                             ---------      ---------      ---------      ---------      ---------      ---------
Total                                      $    34,284    $    43,475    $    34,495    $    33,836    $    29,857    $    28,974
                                             =========      =========      =========      =========      =========      =========

Ratio                                           1.86           1.69            1.78          1.49            1.64          1.67
                                             =======        =======        ========       =======        ========       =======
